UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 11, 2008

VELOCITY EXPRESS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28452	87-0355929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North Bldg. B, Suite 300 Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (203) 349-4160

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

The following additional risk factors that could affect Velocity Express Corporation’s (the “Company”) business, financial condition, operating results and cash flows are being filed to confirm the disclosures in a registration statement filed by the Company on Form S-3 on July 11, 2008. The risk factors listed below should be read in conjunction with the risk factors disclosed in the Company’s Annual Report on Form 10-K, as amended, for the year ended June 30, 2007 filed with the SEC on October 15, 2007 and the Company’s Quarterly Report on Form 10-Q for the three months ending March 29, 2008 filed with the SEC on May 20, 2008. The additional risk factors are as follows:

The operation of our business is dependent on the price and availability of fuel. Continued periods of historically high fuel costs may materially adversely affect our operating results.

Our operating results may be significantly impacted by changes in the availability or price of fuel for our transportation vehicles. Fuel prices have increased substantially since 2004. Although we are currently able to obtain adequate supplies of fuel, it is impossible to predict the price of fuel. Political disruptions or wars involving oil-producing countries, changes in government policy, changes in fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages and additional fuel price increases in the future. We have historically had difficulty in recovering increased fuel costs from our customers and there can be no assurance that we will be able to fully recover increased fuel costs by passing these costs on to our customers in the future. In the event that we are unable to do so, our operating results will be adversely affected.

The Fourth Supplemental Indenture modifying the indenture governing our Senior Notes resulted in: (i) a material loss on the extinguishment of debt negatively affecting our operating results in the fourth quarter and (ii) the reduction in the warrant exercise price and issuance of new warrants, triggering anti-dilution provisions in our preferred stock which have a dilutive effect on our existing common stockholders.

The substantial modification in May 2008 of the terms of the indenture governing our Senior Notes is accounted for as an extinguishment of the existing debt and the issuance of new debt. The loss on the extinguishment of debt in the fourth quarter is comprised of the following: acceleration into expense of unamortized debt discount and unamortized deferred financing fees associated with the Senior Notes, the consideration paid for the Fourth Supplemental Indenture in the form of the issuance of $7.8 million of modified Senior Notes and the issuance of new warrants to purchase shares of common stock, and a charge for the inducement reducing the warrant exercise price by $16.21, from $17.56 to $1.35. The reduction in warrant exercise price and the issuance of new warrants triggered anti-dilution provisions in the Series M Preferred Convertible Stock, the Series N Preferred Convertible Stock, the Series O Preferred Convertible Stock, the Series P Preferred Convertible Stock, and the Series Q Preferred Convertible Stock that adjusted the applicable conversion prices of such preferred stock downward, and caused charges to the net loss applicable to common shareholders from beneficial conversion features embedded in the various preferred stock securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name:	Edward W. Stone
Title:	Chief Financial Officer

Date: July 11, 2008